ROTENBERG & COMPANY, LLP
               Certified Public Accountants & Consultants
                         500 First Federal Plaza,
                        Rochester, New York 14614
                              (716) 546-1158


                              January 13,1997


The Board Of Directors:
BAP Acquisiiton Corp.
1051-Fifth Avenue North,
Naples, FL 33940

      We were the independent Auditors for BAP Acquisition Corp, and represented the Company during its formation on August 24, 1994 and issued our report on the financial statements as of December 31,1994. We have not represented the Company since that date. At no time have there been any disagreements between Rotenberg & Company, LLP and BAP Acquisition Corp., regarding any matter of accounting principles or parctices, financial statement disclosure, or auditing scope of procedure. The accounting reports associated with our financial statements did not contain an adverse opinion nor a disclaimer of opinion. It was not modified as to uncertainty, audit scope, or accounting principles.

Very truly Yours

s/s William J. Friedman
-----------------------
William J. Friedman
Rotenberg & Company, LLP